Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-255649 on Form S-3 and Registration Statement Nos. 333-41027, 333-41899, 333-53047, 333-47080, 333-67718, 333-191235, 333-213836, and 333-233117 on Form S-8 of our reports dated February 23, 2022, relating to the financial statements of C.H. Robinson Worldwide, Inc. and the effectiveness of C.H. Robinson Worldwide, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
February 23, 2022